Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unless the context otherwise requires, in this exhibit, the terms “ESAB” and the “Company” refer to ESAB Corporation, a Delaware corporation, and its consolidated subsidiaries, and the term “Eddyfi” refers to Eddyfi Holding Inc., a corporation incorporated under the laws of the Province of Québec and its subsidiaries.

Introduction

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended, and reflects the acquisition of the entire equity interest of Eddyfi by ESAB (the “Eddyfi Acquisition”) pursuant to the Share Purchase Agreement, dated January 31, 2026 (the “Purchase Agreement”) which was completed on June 1, 2026 and the related financing transactions. The Company financed the Eddyfi Acquisition with cash on hand, proceeds from the recent offering of ESAB’s 5.625% senior notes due 2031 (the “2031 Senior Notes”), proceeds from borrowings on ESAB’s senior revolving credit facility (the “Revolving Facility”) and proceeds from the private placements of Series A Mandatory Convertible Preferred Stock and Common Stock as defined and described below in Note 2. Description of Financing.

The unaudited pro forma condensed combined balance sheet combines the historical unaudited condensed consolidated balance sheet of ESAB as of April 3, 2026 and the historical unaudited condensed consolidated balance sheet of Eddyfi as of March 31, 2026, giving effect to the Eddyfi Acquisition and the related financing transactions as if they had been consummated on April 3, 2026.

The unaudited pro forma condensed combined statement of operations for the three months ended April 3, 2026 combines the historical unaudited condensed consolidated statement of operations of ESAB for the three months ended April 3, 2026 and the historical unaudited condensed consolidated statement of operations of Eddyfi for the three months ended March 31, 2026. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines the historical audited consolidated statement of operations of ESAB for the year ended December 31, 2025 and the historical audited consolidated statement of operations of Eddyfi for the year ended December 31, 2025. Both of the unaudited pro forma condensed combined statements of operations give effect to the Eddyfi Acquisition and the related financing transactions as if they had been consummated on January 1, 2025.

The unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations are collectively referred to as the “pro forma financial information.”

The pro forma financial information and the accompanying notes have been derived from and should be read in conjunction with:

The following historical financial statements of ESAB:

•The historical audited consolidated financial statements of ESAB for the year ended December 31, 2025, included in ESAB’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 20, 2026; and

•The historical unaudited consolidated condensed financial statements of ESAB for the quarter ended April 3, 2026 included in ESAB’s Quarterly Report on Form 10-Q filed with the SEC on May 7, 2026.

The following historical financial statements of Eddyfi:

•The historical audited consolidated financial statements of Eddyfi as of and for the year ended December 31, 2025 which are included as Exhibit 99.1 to this Current Report on Form 8-K/A (the “Current Report”); and

•The historical unaudited condensed consolidated financial statements of Eddyfi as of and for the three months ended March 31, 2026, which are included as Exhibit 99.2 to this Current Report.

Basis for the Pro Forma Presentation

The pro forma financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended. The pro forma financial information is provided for illustrative purposes only and does not purport to represent the actual financial position and results of operations that would have been achieved had the Eddyfi Acquisition and related financing transactions occurred on the dates indicated, and does not reflect adjustments for any anticipated integration costs, synergies, operating efficiencies, tax savings or cost savings. The actual financial condition and results of operations may differ from the amounts set forth in the pro forma financial information and in the accompanying notes. Further, the pro forma financial information does not purport to project the future operating results or financial position of ESAB following the consummation of the Eddyfi Acquisition and the related financing transactions.

The adjustments in the pro forma financial information have been identified and presented to provide an illustrative understanding of the effects of the Eddyfi Acquisition and the related financing transactions and have been prepared for informational purposes only. The unaudited pro forma adjustments represent management's estimates based on information available as of the date the pro forma financial information is issued and are subject to change as additional information becomes available and analyses are performed. There can be no assurance that additional information and analyses will not result in material changes. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the pro forma financial information are described above and in the accompanying notes.

ESAB CORPORATION
PRO FORMA CONDENSED COMBINED BALANCE SHEET
Dollars in thousands, except share and per share amounts
(Unaudited)

As of April 3, 2026	ESAB Corporation	Eddyfi (as Reclassified) (see Note 4)	IFRS to U.S. GAAP Adjustments	Note 3	Eddyfi (U.S. GAAP)	Transaction Accounting Adjustments	Note 7	Pro Forma Condensed Combined
ASSETS
Current Assets
Cash and cash equivalents	$1,004,790	$14,980	$—		$14,980	$(1,007,323)	(A)	$12,447
Trade receivables	488,460	62,274	—		62,274	—		550,734
Inventories, net	520,597	55,246	—		55,246	(3,291)	(B)	572,552
Prepaid expenses	79,022	5,922	—		5,922	—		84,944
Other current assets	77,289	6,124	(2,460)	(C)	3,664	—		80,953
Total Current Assets	2,170,158	144,546	(2,460)		142,086	(1,010,614)		1,301,630
Property, Plant and Equipment, Net	377,352	6,919	—		6,919	—		384,271
Goodwill	1,930,604	345,103	—		345,103	460,374	(C)	2,736,081
Intangible assets, Net	655,922	183,414	(33,064)	(B)	150,350	584,650	(D)	1,390,922
Lease assets - right of use	106,178	32,126	8,372	(A)	40,498	—		146,676
Other assets	384,455	3,854	(2,724)	(C)	1,130	—		385,585
Total Assets	$5,624,669	$715,962	$(29,876)		$686,086	$34,410		$6,345,165

LIABILITIES AND EQUITY
Current Liabilities
Current portion of long-term debt	$3,788	$20,206	$—		$20,206	$(20,206)	(E)	$3,788
Accounts payable	398,501	12,376	—		12,376	—		410,877
Accrued liabilities	327,707	26,941	1,805	(A)	28,746	(555)	(F)	355,898
Total Current Liabilities	729,996	59,523	1,805		61,328	(20,761)		770,563
Long-term debt	2,032,436	325,221	—		325,221	(133,206)	(E)	2,224,451
Other liabilities	626,569	71,999	(9,764)	(A),(B),(C)	62,235	131,003	(G)	819,807
Total Liabilities	3,389,001	456,743	(7,959)		448,784	(22,964)		3,814,821
Equity
Preferred stock	—	—	—		—	171,097	(H)	171,097
Common stock	61	241,489	—		241,489	(241,488)	(I)	62
Additional paid-in capital	1,905,399	6,249	—		6,249	133,546	(J)	2,045,194
Retained earnings	842,343	20,933	(21,917)	(A),(B)	(984)	(15,233)	(K)	826,126
Accumulated other comprehensive loss	(557,013)	(9,452)	—		(9,452)	9,452	(L)	(557,013)
Total ESAB Corporation Equity	2,190,790	259,219	(21,917)		237,302	57,374		2,485,466
Noncontrolling interest	44,878	—	—		—	—		44,878
Total Equity	2,235,668	259,219	(21,917)		237,302	57,374		2,530,344
Total Liabilities and Equity	$5,624,669	$715,962	$(29,876)		$686,086	$34,410		$6,345,165

ESAB CORPORATION
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Dollars in thousands, except per share amounts
(Unaudited)

Three Months Ended April 3, 2026	ESAB Corporation	Eddyfi (as Reclassified) (see Note 4)	IFRS to U.S. GAAP Adjustments	Note 3	Eddyfi (U.S. GAAP)	Transaction Accounting Adjustments	Note 8	Pro Forma Condensed Combined
Net sales	$745,597	$57,133	$—		$57,133	$—		$802,730
Cost of sales	470,485	28,242	—		28,242	—		498,727
Gross profit	275,112	28,891	—		28,891	—		304,003
Selling, general and administrative expenses	174,472	25,989	2,148	(A),(B),(C)	28,137	6,178	(B)	208,787
Restructuring and other related charges	10,161	—	—		—	—		10,161
Operating income (loss)	90,479	2,902	(2,148)		754	(6,178)		85,055
Interest expense and other, net	25,577	8,685	(709)	(A)	7,976	1,839	(D)	35,392
Income (loss) from continuing operations before income taxes	64,902	(5,783)	(1,439)		(7,222)	(8,017)		49,663
Income tax expense (benefit)	13,111	(1,632)	(663)	(A),(B),(C)	(2,295)	(1,916)	(E)	8,900
Net income (loss) from continuing operations	51,791	(4,151)	(776)		(4,927)	(6,101)		40,763
Income attributable to noncontrolling interest, net of taxes	(1,593)	—	—		—	—		(1,593)
Net income attributable to ESAB Corporation	50,198	(4,151)	(776)		(4,927)	(6,101)		39,170
Dividends on mandatory convertible preferred stock	—	—	—		—	2,844	(F)	2,844
Net income attributable to common stockholders	$50,198	$(4,151)	$(776)		$(4,927)	$(8,945)		$36,326
Earnings (loss) per share - basic
Income from continuing operations	$0.82							$0.58
Earnings (loss) per share - diluted
Income from continuing operations	$0.82							$0.58

ESAB CORPORATION
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Dollars in thousands, except per share amounts
(Unaudited)

Year Ended December 31, 2025	ESAB Corporation	Eddyfi (as Reclassified) (see Note 4)	IFRS to U.S. GAAP Adjustments	Note 3	Eddyfi (U.S. GAAP)	Transaction Accounting Adjustments	Note 8	Pro Forma Condensed Combined
Net sales	$2,842,555	$238,833	$—		$238,833	$—		$3,081,388
Cost of sales	1,794,213	104,417	—		104,417	5,857	(A)	1,904,487
Gross profit	1,048,342	134,416	—		134,416	(5,857)		1,176,901
Selling, general and administrative expenses	608,416	96,949	6,273	(A),(B),(C)	103,222	42,780	(B), (C)	754,418
Restructuring and other related charges	27,756	447	—		447	—		28,203
Operating income	412,170	37,020	(6,273)		30,747	(48,637)		394,280
Interest expense and other, net	83,910	46,097	(3,260)	(A)	42,837	12,424	(D)	139,171
Income (loss) from continuing operations before income taxes	328,260	(9,077)	(3,013)		(12,090)	(61,061)		255,109
Income tax expense (benefit)	69,157	(2,273)	(2,371)	(A),(B),(C)	(4,644)	(14,593)	(E)	49,920
Net income (loss) from continuing operations	259,103	(6,804)	(642)		(7,446)	(46,468)		205,189
Income attributable to noncontrolling interest, net of taxes	(6,466)	—	—		—	—		(6,466)
Net income attributable to ESAB Corporation	252,637	(6,804)	(642)		(7,446)	(46,468)		198,723
Dividends on mandatory convertible preferred stock	—	—	—		—	11,375	(F)	11,375
Net income attributable to common stockholders	$252,637	$(6,804)	$(642)		$(7,446)	$(57,843)		$187,348
Earnings (loss) per share - basic
Income from continuing operations	$4.14							$3.01
Earnings (loss) per share - diluted
Income from continuing operations	$4.10							$2.98

ESAB Corporation

Notes to the Unaudited Pro Forma Condensed Combined Financial Information
(currency amounts in thousands, except share and per share amounts)
Note 1. Description of the Eddyfi Acquisition

On June 1, 2026, the Company completed its previously announced acquisition of Eddyfi, and certain related entities. Pursuant to the terms of the Purchase Agreement with the sellers party thereto and certain holding companies affiliated with certain of the sellers, 9559-2796 Québec Inc., a corporation governed by the laws of the Province of Québec and a wholly owned indirect subsidiary of the Company (the “Purchaser”), acquired all of the issued and outstanding shares of Eddyfi from the sellers for cash equal to $1.45 billion, subject to customary purchase price adjustments set forth in the Purchase Agreement relating to cash, indebtedness, transaction expenses, and net working capital of Eddyfi as of the closing of the Eddyfi Acquisition.

The Company financed the Eddyfi Acquisition with cash on hand, proceeds from its recent offering of 5.625% 2031 Senior Notes due 2031, proceeds from a drawdown on its Revolving Facility and proceeds from the private placements of Series A Mandatory Convertible Preferred Stock and Common Stock as defined and described in Note 2 below.

Note 2. Description of Financing

On January 31, 2026, the Company entered into a commitment letter with JPMorgan Chase Bank, N.A. to provide a $1.0 billion aggregate principal senior unsecured bridge term loan facility (the “Bridge Loan”) to fund the Eddyfi Acquisition and related fees and expenses. On March 26, 2026, following the issuance of the 2031 Senior Notes as noted below, the Company terminated the Bridge Loan. The Company never drew down on the Bridge Loan and paid $4.8 million for customary upfront fees related to the Bridge Loan that were expensed through Interest expense and other, net upon termination of the Bridge Loan.

On March 26, 2026, the Company issued $1.0 billion in aggregate principal amount of 5.625% senior notes due in 2031 (the “2031 Senior Notes”). The 2031 Senior Notes have a contractual maturity interest rate of 5.625% and maturity date of April 1, 2031. The Company used the net proceeds from the sale of the 2031 Senior Notes to pay a significant portion of the Eddyfi Acquisition and associated costs and expenses.

Furthermore, on June 1, 2026 in connection with the closing of the Eddyfi Acquisition, the Company completed the previously announced private placements of (i) 175,000 shares (the “Preferred Shares”) of its 6.50% Series A Mandatory Convertible Preferred Stock, par value $0.001 per share, pursuant to that certain Preferred Stock Purchase Agreement dated February 2, 2026, between the Company and certain institutional investors thereto for aggregate gross proceeds of approximately $175.0 million and (ii) 1,254,255 shares (the “Common Shares”) of its common stock, par value $0.001 per share (the “Common Stock”), in accordance with that certain Common Stock Purchase Agreement dated February 2, 2026 between the Company and certain institutional investors thereto for aggregate gross proceeds of approximately $143.0 million.

The Series A Mandatory Convertible Preferred Stock does not have a maturity date but will mandatorily convert into shares of the Company’s Common Stock on the mandatory conversion date, approximately three years after the initial issue date. Cumulative cash dividends on the Series A Mandatory Convertible Preferred Stock will be payable at a rate of 6.50% per annum (equivalent to $65.00 per annum per share), quarterly in arrears, when, as and if declared by the Company’s board of directors. Dividends will accumulate from the most recent date on which dividends have been paid or, if no dividends have been paid, from the initial issue date.

Each share of the Series A Mandatory Convertible Preferred Stock has a liquidation preference of $1,000 per share, plus accumulated but unpaid dividends, and will automatically convert on the mandatory conversion date into between 7.1806 shares (the “Minimum Conversion Rate”) and 8.2576 shares (the “Maximum Conversion Rate”) of the Company’s Common Stock per share, depending on the Applicable Market Value of the common stock during the Settlement Period. The conversion rates will be subject to certain customary anti-dilution adjustments. Prior to the mandatory conversion date, holders may elect to convert at any time at the Minimum Conversion Rate, subject to adjustment for any accumulated and unpaid dividends that have not been declared. The Series A Mandatory Convertible Preferred Stock may not be redeemed by the Company (other than in limited circumstances relating to HSR Act compliance). If a “Fundamental Change” occurs, holders will have the right to convert at an increased Fundamental Change Conversion Rate and to receive a Fundamental Change Dividend Make-whole Amount equal to the present value of all remaining scheduled dividend payments, discounted at 6.50% per annum.

In addition, on June 1, 2026, in connection with the closing of the Eddyfi Acquisition, the Company drew down $192.0 million on its revolving credit facility (the "Revolver Drawdown") to fund a portion of the acquisition consideration and associated costs and expenses. The Revolver Drawdown, together with the net proceeds from the 2031 Senior Notes, the

ESAB Corporation

Notes to the Unaudited Pro Forma Condensed Combined Financial Information
(currency amounts in thousands, except share and per share amounts)
Preferred Shares private placement, and the Common Shares private placement, constituted the sources of financing for the Eddyfi Acquisition.

Note 3. Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, "Business Combinations," with ESAB being the acquirer, and is based on the audited annual and unaudited interim historical consolidated financial information of ESAB and Eddyfi. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only. The pro forma adjustments have been prepared as if the Eddyfi Acquisition and the related financing transactions had been consummated on April 3, 2026 in the case of the unaudited pro forma condensed combined balance sheet, and as if the Eddyfi Acquisition and the related financing transactions had been consummated on January 1, 2025, the beginning of the earliest period presented, in the unaudited pro forma condensed combined statements of operations.

ESAB's historical financial statements were prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and presented in U.S. dollars (“USD”). Eddyfi's historical financial statements were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and presented in USD. As discussed in Note 4. Eddyfi’s Historical Financial Statement Reclassification Adjustments, the historical Eddyfi financial statements included certain reclassifications made to align the presentation of Eddyfi’s financial statements with the presentation of ESAB’s financial statements.

IFRS to U.S. GAAP Adjustments

IFRS differs in certain respects from U.S. GAAP. The following adjustments have been made to align Eddyfi’s historical accounting policies under IFRS to ESAB’s accounting policies under U.S. GAAP for the purposes of this pro forma presentation.

(A) Leases

Under IFRS, Eddyfi classified all leases as finance leases, recognizing corresponding right-of-use assets and lease liabilities. Upon conversion to U.S. GAAP, none of the acquired leases met the criteria for finance lease classification. Accordingly, a $8.4 million adjustment was recorded to the right-of-use asset in the unaudited pro forma condensed combined balance sheet as of April 3, 2026, reflecting the application of U.S. GAAP lease accounting standards and ESAB's borrowing rates and policies.

Corresponding adjustments of $1.8 million and $2.3 million were recorded to reflect the short-term and non-current portions of the operating lease liability within Accrued liabilities and Other liabilities, respectively, in the unaudited pro forma condensed combined balance sheet as of April 3, 2026. These adjustments resulted in a net increase of $1.1 million to the Deferred income tax liability. The residual difference between the right-of-use asset and the aggregate lease liabilities, net of the deferred income tax impact, was recorded as an adjustment to retained earnings.

Under IFRS, Eddyfi recognized depreciation on right-of-use assets and interest expense on lease liabilities. U.S. GAAP instead requires a single straight-line operating lease expense based on the average of gross contractual payments. The reclassification from finance to operating lease accounting resulted in a $0.7 million reduction to 'Interest expense and other, net' and a corresponding $0.7 million increase to 'Selling, general and administrative expenses' in the unaudited pro forma condensed combined statement of operations for the three-month period ended April 3, 2026. For the year ended December 31, 2025, the same reclassification resulted in a $3.2 million reduction to 'Interest expense and other, net' and a $0.6 million increase to 'Selling, general and administrative expenses' in the unaudited pro forma condensed combined statement of operations.

(B) Capitalized development costs

Under IFRS, Eddyfi was required to capitalize development costs when certain criteria are met during the development phase. Accordingly, Eddyfi capitalized qualifying development costs within Intangible assets on its historical IFRS balance sheet and amortized such costs over their estimated useful lives. Under U.S. GAAP, research and development costs must be charged to expense as incurred, with limited exceptions principally for certain internal-use software development costs that meet the capitalization criteria under ASC 350-40, Intangibles - Goodwill and Other - Internal-Use Software. As a result, development costs capitalized by Eddyfi under IFRS are required to be reversed and expensed under U.S. GAAP, except to the extent any such costs qualify for capitalization as internal-use software under ASC 350-40.

ESAB Corporation

Notes to the Unaudited Pro Forma Condensed Combined Financial Information
(currency amounts in thousands, except share and per share amounts)
A pro forma adjustment has been recorded to eliminate the cumulative net book value of Eddyfi's capitalized development costs of $33.1 million from Intangible assets, net in the unaudited pro forma condensed combined balance sheet as of April 3, 2026. The adjustment resulted in a decrease in the Deferred income tax liability of $7.9 million in the unaudited pro forma condensed combined balance sheet as of April 3, 2026, and the residual amount was recorded as a decrease to Retained earnings. Development cost additions net of amortization during the three months ended April 3, 2026 and year ended December 31, 2025 were $1.1 million and $3.5 million respectively, and accordingly an adjustment of the same amount has been recorded to the unaudited pro forma condensed combined statements of operations for both periods.

This adjustment relates solely to the historical presentation of Eddyfi's financial statements and is independent of the acquisition-date fair value assigned to Eddyfi's acquired technology intangible assets under ASC 805, which is described in Note 7(D).

(C) Research and development tax credits

An IFRS to U.S. GAAP adjustment has been recorded to reclassify the research and development tax credit from Selling, general and administrative expense to Income tax expense (benefit) in the unaudited pro forma condensed combined statements of operations. The amount reclassified was $0.4 million for the three months ended April 3, 2026 and $2.2 million for the year ended December 31, 2025.

A corresponding adjustment has been recorded in the unaudited pro forma condensed combined balance sheet to reclassify $2.5 million from Other current assets and $2.7 million from Other assets to Other liabilities, totaling $5.2 million. This reclassification transfers the non-refundable portion of research and development tax credit carry forwards previously recognized as assets by Eddyfi under IFRS to deferred tax liability as presented under U.S. GAAP.

Income tax effect

The tax effect of both the lease and the capitalized development costs adjustments has been calculated using the pro forma blended rate of 23.9% and is adjusted in the Income tax expense (benefit) financial statement caption in the unaudited pro forma condensed combined income statement for three months ended April 3, 2026 and the year ended December 31, 2025.

Accounting Policy Differences

A further detailed review of Eddyfi’s historical accounting policies under IFRS may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the financial statements of the combined company. However, at this time, ESAB is not aware of any additional accounting policy differences between IFRS and U.S. GAAP that would have a material impact on the unaudited condensed combined pro forma information that are not reflected in the pro forma financial information.

Note 4. Eddyfi Historical Financial Statement Reclassification Adjustments

Certain reclassifications were made to align the presentation of the Eddyfi historical financial statements with the presentation of ESAB's historical financial statements. The tables below summarize such reclassifications made to Eddyfi’s historical balance sheet and statements of operations based on information available to date:

ESAB Corporation

Notes to the Unaudited Pro Forma Condensed Combined Financial Information
(currency amounts in thousands, except share and per share amounts)
Eddyfi’s Unaudited Reclassified Condensed Combined Balance Sheet as of March 31, 2026:

Presentation in Eddyfi’s Historical Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Balance Sheet	Eddyfi before Reclassifications	Reclassified Amounts	Notes	Eddyfi as Reclassified

Cash	Cash and cash equivalents	$14,980	$—		$14,980
Trade and other receivables	Trade receivables	60,060	2,214	(a)	62,274
Contract assets	Trade receivables	2,214	(2,214)	(a)	—
Income taxes receivable	Other current assets	979	5,145	(b)	6,124
Tax Credits Receivable	Other current assets	5,145	(5,145)	(b)	—
Inventories	Inventories, net	55,246	—		55,246
Prepaid expenses	Prepaid expenses	5,922	—		5,922
Tax credits receivable	Other assets	3,664	190	(c)	3,854
Property and equipment	Property, plant and equipment, net	6,919	—		6,919
Right-of-use assets	Lease assets - right of use	32,126	—		32,126
Deferred tax assets	Other assets	190	(190)	(c)	—
Intangible assets	Intangible assets, net	183,414	—		183,414
Goodwill	Goodwill	345,103	—		345,103
Trade and other payables	Accounts payable	27,463	(15,087)	(d)	12,376
Income tax payable	Accrued liabilities	1,411	(1,411)	(e)	—
Current portion of deferred revenues	Accrued liabilities	7,952	(7,952)	(e)	—
Current portion of long-term debt	Current portion of long-term debt	20,206			20,206
Current portion of finance lease liabilities	Accrued liabilities	2,491	(2,491)	(e)	—
Other current liabilities	Accrued liabilities	—	26,941	(d), (e)	26,941
Deferred revenues	Other liabilities	3,509	(3,509)	(f)	—
Long-term debt	Long-term debt	325,221	—		325,221
Finance lease liabilities	Other liabilities	33,899	(33,899)	(f)	—
Contingent consideration payable	Other liabilities	194	(194)	(f)	—
Other non-current liabilities	Other liabilities	267	71,732	(f)	71,999
Deferred tax liabilities	Other liabilities	34,130	(34,130)	(f)	—
Share capital	Common stock	241,489			241,489
Contributed surplus	Additional paid-in capital	6,249			6,249
Retained earnings	Retained earnings	20,933			20,933
Accumulated other comprehensive loss	Accumulated other comprehensive loss	(9,452)			(9,452)
(a) Reclassification of Contract assets to Trade receivables to conform with ESAB accounting policies and historical presentation.
(b) Reclassification of Tax credits receivable to Other current assets to conform with ESAB’s historical presentation.
(c) Reclassification of Deferred tax assets to Other assets to conform with ESAB’s historical presentation.
(d) Reclassification of Accrued liabilities such as interest payable and employee costs from Trade and other payables to Accrued liabilities to conform with ESAB’s historical presentation.
(e) Reclassification of Income tax payable, current portion of Deferred revenues, current portion of Finance lease liabilities to Accrued liabilities to conform with ESAB’s historical presentation.

ESAB Corporation

Notes to the Unaudited Pro Forma Condensed Combined Financial Information
(currency amounts in thousands, except share and per share amounts)
(f) Reclassification of Finance lease liabilities, Contingent consideration payable, Deferred revenues and Deferred tax liability to Other liabilities to conform with ESAB’s historical presentation.

Eddyfi’s Unaudited Reclassified Condensed Combined Statement of Operations for the three months ended March 31, 2026:

Presentation in Eddyfi’s Historical Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Statement of Operations	Eddyfi before Reclassifications	Reclassified Amounts	Notes	Eddyfi as Reclassified

Revenue	Net sales	$57,133	$—		$57,133
Cost of Sales	Cost of sales	28,242	—		28,242
Selling and marketing	Selling, general and administrative expense	12,218	13,771	(a) , (b), (c)	25,989
General and administrative	Selling, general and administrative expense	10,764	(10,764)	(a)	—
Research and development	Selling, general and administrative expense	1,418	(1,418)	(a)	—
Acquisition, integration and restructuring costs	Restructuring and other related charges	537	(537)	(b)	—
Net finance costs	Interest expense and other, net	9,737	(1,052)	(c)	8,685
Income taxes (recovered)	Income tax expense	(1,632)	—		(1,632)
(a) Reclassification of research and development, net and general and administrative, net expenses to Selling, general and administrative expense to conform with ESAB’s historical presentation.
(b) Reclassification of non restructuring expenses from Acquisition, integration and restructuring costs, net to Selling, general and administrative expense to conform with ESAB’s historical presentation.
(c) Reclassification of certain charges such as credit insurance and bank charges from net finance costs to Selling, general and administrative expense to conform with ESAB’s historical presentation.

Eddyfi’s Unaudited Reclassified Condensed Combined Statement of Operations for the year ended December 31, 2025:

Presentation in Eddyfi’s Historical Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Statement of Operations	Eddyfi before Reclassifications	Reclassified Amounts	Notes	Eddyfi as Reclassified

Revenue	Net sales	$238,833	$—		$238,833
Cost of Sales	Cost of sales	104,417	—		104,417
Selling and marketing	Selling, general and administrative expense	49,612	47,337	(a), (b), (c)	96,949
General and administrative	Selling, general and administrative expense	41,659	(41,659)	(a)	—
Research and development	Selling, general and administrative expense	4,378	(4,378)	(a)	—
Acquisition, integration and restructuring (income) costs	Restructuring and other related charges	(633)	1,080	(b)	447
Net finance costs	Interest expense and other, net	48,477	(2,380)	(c)	46,097
Income taxes current	Income tax expense (benefit)	2,427	(4,700)	(d)	(2,273)
Income taxes deferred	Income tax expense (benefit)	(4,700)	4,700	(d)	—

ESAB Corporation

Notes to the Unaudited Pro Forma Condensed Combined Financial Information
(currency amounts in thousands, except share and per share amounts)
(a) Reclassification of Research and development, net and General and administrative, net expenses to Selling, general and administrative expense to conform with ESAB’s historical presentation.
(b) Reclassification of non restructuring expenses from Acquisition, integration and restructuring (income) costs, net to Selling, general and administrative expense to conform with ESAB’s historical presentation.
(c) Reclassification of certain charges such as credit insurance and bank charges from net finance costs to Selling, general and administrative expense to conform with ESAB’s historical presentation.
(d) Reclassification of deferred tax expense to Income tax expense (benefit) to conform with ESAB’s historical presentation.

Note 5. Consideration Transferred

The following table summarizes the preliminary consideration transferred to consummate the Eddyfi Acquisition:

Cash paid to Eddyfi Sellers	$1,056,543
Escrow payment	14,500
Cash repayment of Eddyfi Debt, Cash Out of Stock Options, Transaction Expenses and Estimated Working Capital Adjustment	422,971
Total Purchase Consideration	1,494,014

Less: Cash Acquired	14,980
Total Purchase Consideration, net of Cash Acquired	$1,479,034

Note 6. Fair Value Estimate of Assets Acquired and Liabilities Assumed

The assumed accounting for the Eddyfi Acquisition, including the preliminary aggregate transaction consideration, is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon the preliminary estimate of fair values. For the preliminary estimate of the fair value of assets acquired and liabilities assumed of Eddyfi, management used publicly available benchmarking information, as well as a variety of other assumptions, including market participant assumptions. Management is expected to use widely accepted income-based, market-based, and cost-based valuation approaches in connection with the finalization of the purchase accounting for the Eddyfi Acquisition. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The unaudited pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. The purchase price adjustments applied to the historical financial information of Eddyfi are preliminary and subject to change as additional information becomes available and as additional analyses are performed.

The following table summarizes the preliminary aggregate transaction consideration allocation, as if the Eddyfi Acquisition had been completed on April 3, 2026, with excess recorded to Goodwill:

ESAB Corporation

Notes to the Unaudited Pro Forma Condensed Combined Financial Information
(currency amounts in thousands, except share and per share amounts)

Total Purchase Consideration	$1,494,014
Cash and cash equivalents	14,980
Trade accounts receivable	62,274
Other assets	4,794
Inventories	51,955
Prepaid expenses	5,922
Property, plant and equipment	6,919
Other intangible assets	735,000
Total Assets Acquired	881,844
Accounts payable	(12,376)
Accrued liabilities	(28,192)
Deferred income tax liability	(158,181)
Other net assets	5,442
Total Liabilities Assumed	(193,307)
Net Assets Acquired, excluding Goodwill	688,537
Goodwill	805,477
Total Estimated Fair Value of Net Assets Acquired	$1,494,014

Note 7. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

Explanations of the adjustments to the unaudited pro forma condensed combined balance sheet are as follows:

(A) Cash and cash equivalents:

The pro forma adjustment to cash and cash equivalent incorporates the estimated effects of the following inflows and outflows as a result of the Eddyfi Acquisition and the related financing transactions. The following table presents the components of the transaction adjustments relating to cash and cash equivalents:

Total purchase consideration	$(1,494,014)
Net proceeds received from preferred stock issuance	171,097
Net proceeds received from common stock issuance	139,796
Proceeds from borrowings on Revolving Facility	192,015
Buyer transaction costs incurred	(16,217)
$(1,007,323)

(B) Inventories, net:

The pro forma adjustment to Inventories, net reflects the fair value remeasurement of Eddyfi's historical inventory balances in connection with the application of the acquisition method of accounting under ASC 805. For finished goods and work-in-process inventory, fair value is determined based on the estimated selling prices of the inventory, less the estimated remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts. The final value determination of the acquired inventory may differ from this preliminary determination. The related assumptions and inputs will be refined as more data becomes available to determine the fair value indication.

The pro forma adjustment to Inventories, net also reflects a reduction in the raw materials balance related to the identification of additional excess, slow-moving and obsolete inventory when applying ESAB’s inventory provision policy to the Eddyfi historical inventory balance.

ESAB Corporation

Notes to the Unaudited Pro Forma Condensed Combined Financial Information
(currency amounts in thousands, except share and per share amounts)
As the acquired inventory is expected to be sold within one year of the acquisition date, the full fair value step-up adjustment has been reflected as a net increase to "Cost of sales" in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, as if the Eddyfi Acquisition had been consummated on January 1, 2025.

(C) Goodwill:

The pro forma adjustment to Goodwill represents the estimated aggregate transaction consideration over the preliminary fair value of the underlying assets acquired and liabilities assumed and the elimination of Eddyfi’s historical Goodwill. Goodwill will be tested for impairment annually and whenever events or circumstances have occurred that may indicate a possible impairment. None of the goodwill associated with the Eddyfi Acquisition is expected to be deductible for income tax purposes.

Refer to Note 6 Fair Value Estimate of Assets Acquired and Liabilities Assumed for the preliminary allocation of purchase consideration to assets acquired and liabilities assumed, from which the goodwill balance is derived.

Elimination of Eddyfi historical goodwill	$(345,103)
Goodwill resulting from the acquisition (Note 6)	805,477
Net pro forma adjustments to Goodwill	$460,374

The preliminary goodwill amount is subject to change as the purchase price allocation is finalized within the measurement period of up to twelve months from the acquisition date of June 1, 2026. Adjustments to the preliminary fair values of assets acquired and liabilities assumed will have a corresponding and offsetting impact on the goodwill balance. The changes may be material.

(D) Intangible assets, net:

The pro forma adjustment to Intangible assets, net reflects the preliminary fair value assigned to these assets and the resulting purchase accounting adjustments and the elimination of Eddyfi’s historical intangible assets of $183.4 million. The preliminary allocation and the estimated weighted average useful lives of the related assets are as follows:

	Fair Value	Weighted Average Useful Lives
Estimated fair value - Customer relationships	$563,000	15-20 years
Estimated fair value - Technology	89,000	10 years
Estimated fair value - Trade names	66,000	5-20 years
Estimated fair value - Backlog	17,000	2 years
Less: Historical Eddyfi Intangible assets, net of amortization	(150,350)
Net pro forma adjustments to Intangible assets, net	$584,650

(E) Long-term debt

The pro forma adjustment to Current portion of long-term debt reflects the elimination of the current portion of Eddyfi's historical debt obligations as of March 31, 2026 of $20.2 million, which was repaid in full in connection with the closing of the Eddyfi Acquisition on June 1, 2026 on a cash-free and debt-free basis. Eddyfi's historical debt was not assumed by ESAB as part of the Eddyfi Acquisition and accordingly is not reflected in the pro forma capitalization of the combined company.

The pro forma adjustment to Long-term debt reflects the elimination of the long-term portion of Eddyfi's historical long-term debt as of March 31, 2026.

The repayment of Eddyfi's debt at closing, including accrued and unpaid interest thereon, is reflected as a component of the “Cash Repayment of Eddyfi Debt, Cash Out Options, Transaction Expenses and Estimated Working Capital Adjustment” in the consideration transferred table in Note 5, and as a corresponding reduction to Accrued liabilities in Note 7(F) for any accrued interest outstanding as of March 31, 2026.

ESAB Corporation

Notes to the Unaudited Pro Forma Condensed Combined Financial Information
(currency amounts in thousands, except share and per share amounts)
The 2031 Senior Notes were issued on March 26, 2026 and are already reflected in ESAB's historical consolidated balance sheet as of April 3, 2026. Accordingly, no pro forma adjustment has been recorded in respect of the 2031 Senior Notes principal balance.

Debt issuance costs of $13.0 million incurred in connection with the issuance of the 2031 Senior Notes have been capitalized and are presented as a reduction to Long-term debt on ESAB's historical balance sheet as of April 3, 2026 in accordance with ASC 835-30. Accordingly, no pro forma adjustment is required for debt issuance costs as these are already reflected in ESAB's historical carrying value of the 2031 Senior Notes. Amortization of these debt issuance costs is reflected as a component of the pro forma interest expense adjustment described in Note 8(D) included in the Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations.

In addition, on June 1, 2026, in connection with the closing of the Eddyfi Acquisition, the Company drew down $192.0 million, representing the Revolver Drawdown to fund a portion of the acquisition consideration and associated costs and expenses. The Revolver Drawdown has been classified as long-term debt in the pro forma condensed combined balance sheet, consistent with the Company's ability and intent to refinance the borrowings on a long-term basis under its Revolving Facility.

	Current portion of long-term debt	Long-term debt	Total
Elimination of Eddyfi historical debt	$(20,206)	$(325,221)	$(345,427)
Borrowings on Revolving Facility	—	192,015	192,015
Net pro forma adjustments to debt	$(20,206)	$(133,206)	$(153,412)

(F) Accrued liabilities

The pro forma adjustment to Accrued liabilities includes a $0.6 million reduction to Accrued liabilities for the anticipated repayment of Eddyfi’s accrued interest payable which relates to long-term debt extinguished as part of the Eddyfi Acquisition.

(G) Other liabilities

This pro forma adjustment represents the estimated long-term deferred income tax liability adjustments related to the preliminary fair value of assets acquired and liabilities assumed. In addition, it includes the recognition of uncertain tax position liabilities identified. Differences between these preliminary estimates and the final acquisition accounting are likely to occur and may be materially different from these estimates.

(H) Preferred stock

Preferred stock reflects the issuance of 175,000 shares of 6.50% Series A Mandatory Convertible Preferred Stock (the "Mandatory Convertible Preferred Stock"), par value $0.001 per share, with an aggregate liquidation preference of $175.0 million, issued in connection with the financing of the Eddyfi Acquisition.

The pro forma adjustment reflects the net proceeds from the preferred stock issuance of approximately $171.1 million, net of issuance costs such as placement agent and legal fees.

(I) Common stock

The pro forma adjustment to Common stock reflects the issuance of 1,254,255 shares of ESAB common stock, par value $0.001 per share, in connection with the financing of the Eddyfi Acquisition. The adjustment is calculated as follows:

Shares of common stock issued	1,254,255
Par value per share	$0.001
Par value of common stock	$1

The net proceeds of $139.8 million, after deducting issuance costs, have been reflected as an adjustment to "Additional paid-in capital" in Note 7(J) below.

ESAB Corporation

Notes to the Unaudited Pro Forma Condensed Combined Financial Information
(currency amounts in thousands, except share and per share amounts)
The pro forma adjustment also includes the elimination of historical Eddyfi common stock.

Par value of common stock	$1
Elimination of Eddyfi historical common stock	(241,489)
Net pro forma adjustments to common stock	$(241,488)

(J) Additional paid-in capital

The pro forma adjustment to Additional paid-in capital reflects the proceeds over par value received for the issuance of Common stock as discussed in Note (I) Common Stock above. Additionally, the adjustment includes the elimination of Eddyfi’s historical contributed surplus from the unaudited pro forma condensed combined balance sheet as of April 3, 2026.

Net proceeds from issuance of common stock(1)	$139,795
Elimination of Eddyfi historical contributed surplus	(6,249)
Net pro forma adjustments to additional paid-in capital	$133,546

(1) The par value of $0.001 per share attributable to the shares issued ($1,000 in aggregate) has been reflected as a pro forma adjustment to Common stock in Note 7 (I) above, with the remaining net proceeds of $139.8 million reflected as a pro forma adjustment to Additional paid-in capital.

(K) Retained earnings

The pro forma adjustment to Retained earnings reflects transaction-related or purchase accounting adjustment that impact the opening retained earnings of the combined company as of April 3, 2026.

The following pro forma adjustments impacted retained earnings:

Buyer transaction costs incurred	$(16,217)
Elimination of historical Eddyfi retained earnings	984
Net pro forma adjustment to retained earnings	$(15,233)

(L) Accumulated other comprehensive loss

The pro forma adjustment to Accumulated other comprehensive loss reflects the elimination of Eddyfi's historical accumulated other comprehensive loss balance of $9.5 million as of March 31, 2026.

Note 8. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

Explanations of the adjustments to the unaudited pro forma condensed combined statement of operations are as follows:

(A) Inventory – Cost of sales:

The pro forma adjustment to Inventories, net reflects the adjustment to the historical inventory of Eddyfi which has been adjusted to increase inventories by $5.9 million to reflect the estimated fair value. Refer to note (B) Inventories, net for details on fair value determination. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 has been adjusted to increase Cost of sales by the same amount, to reflect inventory step-up amortization, as the inventory is expected to be sold within one year of the acquisition date.

(B) Amortization expense – Selling General and Administrative expenses:

The pro forma adjustment for amortization expense reflects an adjustment related to the acquisition date fair value adjustments made to acquired intangible assets. The following table is a summary of information related to certain intangible

ESAB Corporation

Notes to the Unaudited Pro Forma Condensed Combined Financial Information
(currency amounts in thousands, except share and per share amounts)
assets acquired, including information used to calculate the pro forma change in amortization expense that is adjusted to Selling, general and administrative expenses:

	Fair Value	Weighted Average Useful Lives (Years)	Three months ended April 3, 2026	Year ended December 31, 2025
Customer relationships	$563,000	15-20 years	$8,792	$35,167
Technology	89,000	10 years	2,225	8,900
Trade names	66,000	5-20 years	1,275	5,100
Backlog	17,000	2 years	2,125	8,500
Less: Historical Eddyfi amortization expense			(8,239)	(31,104)
Net pro forma adjustment to amortization expense			$6,178	$26,563

(C) Transaction costs - selling general and administrative expenses:

The pro forma adjustments to Selling, general and administrative expenses for the year ended December 31, 2025 include $16.2 million of additional acquisition-related transaction costs incurred subsequent to April 3, 2026. These costs will not affect the Company’s statement of operations beyond 12 months of the acquisition date.

(D) Interest expense and other, net:

The pro forma adjustments to Interest expense and other, net reflect the elimination of Eddyfi’s historical interest expense as the related debt has been extinguished as part of the Eddyfi Acquisition. Additionally, the inclusion of incremental interest expense and debt issuance cost amortization on the 2031 Senior Notes and Revolving Facility as if they had been outstanding since January 1, 2025, the beginning of the earliest period presented.

The 2031 Senior Notes were issued on March 26, 2026; accordingly ESAB's historical results for the three months ended April 3, 2026 reflect only eight days of interest expense and debt issuance cost amortization. A pro forma gross-up adjustment has therefore been recorded for the three months ended April 3, 2026 to reflect a full quarter, with a full year adjustment recorded for the year ended December 31, 2025.

Additionally. this pro forma adjustment to Interest expense and other, net reflects the elimination of the fees to secure a Bridge Facility during the three months ended April 3, 2026.

The following table presents the pro forma Interest expense adjustments:

	Three months ended April 3, 2026	Year ended December 31, 2025
Interest expense on 2031 Senior Notes(1)	$12,830	$56,250
Net change in interest expense on Revolving Facility	(460)	4,054
Amortization of debt issuance costs(2)	593	2,600
Bridge financing commitment(3)	(4,809)	—
Eliminate Eddyfi historical interest expense(4)	(6,315)	(50,480)
Pro forma adjustment	$1,839	$12,424
(1) Full quarter interest expense of $14.1 million less amount already reflected in ESAB's historical three month period ended April 3, 2026 results. For the year ended December 31, 2025, a full year of interest expense is reflected.
(2) Total debt issuance costs of $13.0 million are amortized on a straight-line basis over the 5 year term of the 2031 Senior Notes. The adjustment for the three months ended April 3, 2026 represents a full quarter of amortization less the amount already reflected in ESAB's historical results. The adjustment for the year ended December 31, 2025 reflects a full year of amortized debt issuance costs.

ESAB Corporation

Notes to the Unaudited Pro Forma Condensed Combined Financial Information
(currency amounts in thousands, except share and per share amounts)
(3) ESAB paid $4.8 million in fees to secure a Bridge Facility during the three months ended April 3, 2026. ESAB did not draw on the Bridge Facility, and after the 2031 Senior Notes Issuance, ESAB terminated the Bridge Facility and recorded the $4.8 million in fees previously paid as interest expense.
(4) Represents the elimination of Eddyfi's historical interest expense and preferred dividends for the three months ended April 3, 2026 and for the year ended December 31, 2025, as Eddyfi's historical debt was repaid in full at closing on a cash-free and debt-free basis. Eddyfi’s preferred shares were converted to common shares during 2025.

The interest expense included in the unaudited pro forma condensed combined financial information for the 2031 Senior Notes was calculated using the fixed rate of 5.625% and the interest expense included for the Revolving Facility was calculated using the historical weighted average interest rate of 5.04% for the three months ended April 3, 2026 and 5.47% for the year ended December 31, 2025. Actual interest rates may vary from those depicted in the pro forma amounts.

A change in the assumed variable interest rates of the Revolving Facility of 0.125% would change pro forma interest expense by approximately $0.3 million per year.

(E) Income tax expense:

An adjustment to incorporate the estimated income tax effect of the pro forma adjustments related to the Eddyfi Acquisition using the estimated blended statutory rate of 23.9% for the three-months ended April 3, 2026 and the year ended December 31, 2025. The income tax rate does not take into account any possible future tax events or changes in planned structure for the combined company. The effective tax rate of the combined company could be significantly different than what is presented in the pro forma financial information.

(F) Mandatory convertible preferred stock dividends:

The pro forma adjustment to Mandatory Convertible Preferred Stock dividends reflects the dividend payable at a rate of 6.50% per annum ($65.00 per share per annum), payable in cash quarterly when, as and if declared which would have been $2.8 million for the three-months ended April 3, 2026 and $11.4 million for the year ended December 31, 2025.

Note 9. Pro Forma Net Income per Share

Pro Forma Net Income Per Share – Basic has been calculated by dividing Pro forma net income from continuing operations attributable to ESAB by the estimated weighted average number of shares of ESAB's common stock that would have been outstanding during the three month period ended April 3, 2026 and the year ended December 31, 2025.

Pro Forma Net Income Per Share – Diluted is computed by dividing Pro Forma Net Income from continuing operations attributable to ESAB by the estimated weighted average shares outstanding, assuming all dilutive potential common shares were issued, unless doing so is anti-dilutive. For purposes of the pro forma condensed combined financial information, new shares have been assumed to be issued on January 1, 2025.

For purposes of calculating pro forma diluted net income per share, the Mandatory Convertible Preferred Stock is assessed under the if-converted method under which, the 175,000 shares of Mandatory Convertible Preferred Stock are assumed to convert into common stock at the maximum conversion rate of 8.2576 shares per preferred share, resulting in approximately 1.4 million shares of common stock. If the if-converted method results in a lower diluted earnings per share than basic earnings per share, the Mandatory Convertible Preferred Stock is dilutive and the assumed conversion shares are included in the diluted share count with the preferred dividends added back to the numerator. If antidilutive, the Mandatory Convertible Preferred Stock is excluded from the diluted calculation. Management has determined that the Mandatory Convertible Preferred Stock would be antidilutive for the pro forma periods ended April 3, 2026 and year ended December 31, 2025 and so the conversion shares have been excluded from the earnings per share calculation.

The following tables set forth the computation of pro forma basic and diluted net income per share attributable to ESAB common stockholders for the three months ended April 3, 2026 and the year ended December 31, 2025:

ESAB Corporation

Notes to the Unaudited Pro Forma Condensed Combined Financial Information
(currency amounts in thousands, except share and per share amounts)

	Three months ended April 3, 2026	Year ended December 31, 2025
Pro forma net income from continuing operations attributable to ESAB(1)	$39,170	$198,723
Distributed and undistributed earnings allocated to non-vested shares	(177)	(899)
Mandatory Convertible Preferred Stock dividends(2)	(2,844)	(11,375)
Pro forma net income attributable to ESAB common stockholders	$36,149	$186,449

Historical Weighted Average Shares of ESAB	60,781,212	60,680,448
Add: Common stock issued in connection with Eddyfi financing(3)	1,254,255	1,254,255
Pro forma weighted average shares outstanding - Basic	62,035,467	61,934,703
Net effect of potentially dilutive securities(4)	484,616	585,846
Pro forma weighted average shares outstanding - Diluted	62,520,083	62,520,549

Pro Forma Net Income Per Share - Basic	$0.58	$3.01
Pro Forma Net Income Per Share - Diluted	$0.58	$2.98
(1) Net income from continuing operations attributable to ESAB Corporation for the respective periods is calculated using Net income from continuing operations, less Income attributable to noncontrolling interest, net of taxes.
(2) The 6.50% per annum cumulative dividends on the 175,000 shares of Mandatory Convertible Preferred Stock have been deducted from pro forma net income attributable to ESAB in computing pro forma net income attributable to ESAB common stockholders. They were issued on the acquisition closing date of June 1, 2026 and have been assumed to be outstanding as of January 1, 2025 for purposes of the pro forma statements of income, consistent with the pro forma presentation assumptions.
(3) The 1,254,255 shares of ESAB common stock issued on June 1, 2026 in connection with the financing of the Eddyfi Acquisition have been assumed to be outstanding as of January 1, 2025. For purposes of the pro forma share count, these shares are reflected in both the basic and diluted weighted average share denominators for each period presented.
(4) Potentially dilutive securities include stock options, performance-based restricted stock units and non-performance-based restricted stock units. The Mandatory Convertible Preferred Stock is excluded from the diluted calculation as it is anti-dilutive.